March 14, 2006

Harris N.A.
111 West Monroe, LLE
Chicago, IL 60603
Attention: Jim Fox, Trust Operations

Illinois Stock Transfer Company
209 West Jackson Boulevard
Chicago, Illinois 60606
Attention: Bob Pearson, Trust Operations

          Re: Notice of Removal of Rights Agent and Appointment of Successor Rights Agent and Amendment No. 3 to the Rights Agreement (this "Notice and Amendment")

Ladies and Gentlemen:

1. Pursuant to Section 21 of the Rights Agreement, dated as of August 13, 1996 (as previously amended, the "Rights Agreement") between Delta and Pine Land Company (the "Company") and Harris N.A., successor to Harris Trust and Savings Bank (the "Rights Agent"), the Company hereby provides notice of the Rights Agent's removal as rights agent pursuant to the Rights Agreement, which removal shall be effective as of March 14, 2006, and the Rights Agent hereby accepts and agrees to such removal, effective as of March 14, 2006, and waives the time periods, notice and other requirements for removal of the Rights Agent pursuant to the Rights Agreement by its countersignature to this Amendment No. 3 to Rights Agreement in the space provided below.

2. Pursuant to Section 21 of the Rights Agreement, the Company hereby appoints Illinois Stock Transfer Company ("IST") as successor to the Rights Agent, as rights agent to act as agent for the Company and the holders of Rights (as defined in the Rights Agreement) (who, in accordance with Section 3 of the Rights Agreement will also be, prior to the Distribution Date (as defined in the Rights Agreement) the holders of Common Shares (as defined in the Rights Agreement)) in accordance with the terms and conditions of the Rights Agreement, which appointment will be effective as of March 14, 2006, and IST hereby accepts such appointment, also effective as of March 14, 2006, and agrees that it complies with the requirements of the New York Stock Exchange governing transfer agents and registrars, by its countersignature to this Amendment No. 3 to Rights Agreement in the space provided below.

3. Pursuant to Section 27 of the Rights Agreement, the Company, by resolution adopted by its Directors, and the Rights Agent hereby amend the Rights Agreement as follows, and IST agrees to be bound thereby:

(a) The Company and IST agree that the address and contact information set forth above for IST will be the information for IST for purposes of
         Section 26 of the Rights Agreement.

(b) The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Notice and Amendment, but shall remain in full force and effect.

(c) This Notice and Amendment will be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes will be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State.

(d) This Notice and Amendment may be executed in any number of counterparts and each of such counterparts will for all purposes be deemed to be an original, and all such counterparts will together constitute but one and the same instrument.

(e) All exhibits to the Rights Agreement shall be deemed amended in a manner consistent with this Notice and Amendment.

                                          Very truly yours,

                                          DELTA AND PINE LAND COMPANY

                                          By:    /s/ W. Thomas Jagodinski
                                          -------------------------------------
                                          W. Thomas Jagodinski
                                          President and Chief Executive Officer


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Accepted and agreed to as of the date first         Accepted and agreed to as of the date
written above:                                      first written above:

ILLINOIS STOCK TRANSFER                             HARRIS N.A. (successor to Harris Trust
COMPANY, as successor Rights Agent                  and Savings Bank), as former Rights Agent

By: /s/ Robert G. Pearson                           By: /s/ Martin J. McHale
    --------------------------------                    -------------------------------
Name: Robert G. Pearson                             Name: Martin J. McHale
Title: President & CEO                              Title: VP
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